EXHIBIT 10.6

PDI, INC.
2004 STOCK AWARD AND INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement") is made and entered into as of ______ __, 200_ (the “Grant Date”), by and between PDI, Inc. (the “Company”) and _______________ (the “Participant”).

WHEREAS, the Company maintains the 2004 Stock Award and Incentive Plan (the “Plan”); and

WHEREAS, the Board of Directors of the Company (the “Board”) has approved the grant of restricted stock units pursuant to the Plan to the Participant on the terms and conditions set forth herein;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1. Defined Terms.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.

2. Grant of Restricted Stock Units.  The Participant is hereby granted _____ restricted stock units (the “Restricted Stock Units”) under the Plan, subject to all of the terms and conditions of this Agreement and the Plan.  The Award evidenced by this Agreement will constitute a Deferred Stock award for purposes of the Plan.  No Dividend Equivalents shall be paid to the Participant with respect to the Restricted Stock Units.

3. Vesting and Forfeiture of Units.  All Restricted Stock Units shall be unvested unless and until they become vested and nonforfeitable in accordance with this Section 3.  Except as otherwise provided below, if the Participant is serving as a member of the Board as of the applicable “Vesting Date” set forth below, the Restricted Stock Units shall become vested and nonforfeitable according to the percentage set forth opposite such date:

Vesting Date	Cumulative Percentage Vested
First Anniversary of Grant Date Second Anniversary of Grant Date Third Anniversary of Grant Date	33% 66% 100%

Notwithstanding the foregoing provisions of this Section 3, all of the Restricted Stock Units that have not otherwise vested in accordance with the foregoing provisions of this Section 3 shall become vested and nonforfeitable in accordance with the following:

(a)
Death or Permanent Disability.  The Restricted Stock Units shall become fully vested and nonforfeitable upon the Participant’s termination of directorship with the Company prior to the applicable Vesting Date if the Participant’s directorship with the Company terminates on account of his or her death or Permanent Disability.  For purposes of this Agreement, “Permanent Disability” shall mean a disability which, in the opinion of a physician designated by the Company, permanently prevents the Participant from being able to render services to the Company.
(b)
Termination Other Than for Cause or Voluntary Termination.  The Restricted Stock Unites shall become fully vested and non-forfeitable upon the termination of the Participant’s directorship with the Company prior to the applicable Vesting Date if the Participant’s directorship with the Company is terminated for any reason other than (i) for Cause or (ii) the Participant’s Voluntary Resignation.  For purposes of this Agreement, “Cause” shall mean (i) the continuing failure by the Participant to substantially perform his or her director duties for any reason other than total or partial incapacity due to physical or mental illness, (ii) gross negligence or gross malfeasance on the Participant’s part in the performance of his or her duties as a director that demonstrably cause harm to the Company, (iii) the Participant’s conviction by a court of competent jurisdiction of a felony or other crime involving moral turpitude, (iv) the Participant’s failure to attend at least 50% of the meetings of the Board, and any committee of the Board of which the Participant is a member, in each instance, during any fiscal year of the Company; or (v) the Participant’s removal from the Board in accordance with Article II(E) of the Company’s by-laws.  For purposes of this Agreement, “Voluntary Resignation” shall mean the Participant’s resignation from the Board (other than by means of Retirement (as defined below)) or the Board’s failure to include the Participant in the Board’s slate of directors for reelection at the annual meeting at which the Participant’s class of directors is up for reelection.  For the avoidance of doubt, in the event that a Participant is included in the slate of directors recommended by the Board for reelection to the Board, but the Company’s stockholders fail to reelect the Participant as a director at the Company’s annual meeting of stockholders, such event shall not be deemed a Voluntary Termination.

(c)	Change in Control. The Restricted Stock Units shall become fully vested and nonforfeitable upon a Change in Control that occurs prior to the Vesting Date.

(d)
Non-reelection by Stockholders.  The Restricted Stock Units shall become fully vested and nonforfeitable if, prior to the Vesting Date, the Participant is included in the slate of directors recommended by the Board for reelection to the Board but is not reelected by the Company’s stockholders at the Company’s annual meeting of stockholders.

(e)
Retirement.  The Restricted Stock Units shall become fully vested and nonforfeitable upon the Participant’s Retirement prior to the Vesting Date.  For purposes of this Agreement, “Retirement” shall mean the Participant’s resignation from the Board or his or her decision not to run for reelection to the Board at the Company’s annual meeting of stockholders; provided, in each instance, that the

Participant has continuously served as a member of the Board for at least six (6) years.  In the event that a Participant decides not to run for reelection to the Board, the Participant’s Retirement shall be deemed to occur on the last date of service of such Participant as a member of the Board.
Any Restricted Stock Units that are not otherwise vested and nonforfeitable upon the Participant’s termination of his or her directorship with the Company shall be immediately forfeited and the Participant shall have no further rights to, under or with respect to such Restricted Stock Units.

4. Settlement.  Restricted Stock Units that have become vested in accordance with Section 3 shall be settled as of the “Settlement Date” which is the earliest to occur of (a) the Vesting Date for those Restricted Stock Units, (b) the date on which a Change in Control occurs, or (c) the date of the Participant’s termination of his or her directorship with the Company pursuant to Section 3(a), (b), (d) or (e) hereof; provided, however, that if the Participant will or could complete six consecutive years of service as a director of the Company prior to an applicable Vesting Date, settlement of the Participant’s Restricted Stock Units that would otherwise vest on such Vesting Date (and any subsequent Vesting Date) shall occur on the date of the Change in Control only if the Change in Control constitutes a change in control event within the meaning of section 409A of the Code.  Settlement of the vested Restricted Stock Units on the Settlement Date shall be made in the form of shares of Stock (with one share of Stock distributed for each vested Restricted Stock Unit and cash equal in value to any fractional Restricted Stock Unit) registered in the name of the Participant.  The shares of Stock distributed in settlement of the Restricted Stock Units will be evidenced by stock certificates which shall be delivered to Participant.

5. Restrictions on Transfer.  The Participant may not sell, assign, pledge or transfer, other than by the laws of descent or distribution, his or her Restricted Stock Units or any rights under or with respect to the Restricted Stock Units.

6. Rights as a Stockholder.  The Participant shall not be a stockholder of the Company until the shares of Stock issued in settlement of the Restricted Stock Units are registered in his or her name in accordance with the terms of this Agreement.

7. Notices.  Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Company at its principal offices, to the Participant at the Participant’s address as last known by the Company or, in either case, such other address as one party may designate in writing to the other.

8. Securities Laws Requirements.  The Company may require as a condition of distribution of any shares of Stock in settlement of the Restricted Stock Units that the Participant furnish a written representation that he or she is holding the shares of Stock for investment and not with a view to resale or distribution to the public.

Protections Against Violations of Agreement.  No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Stock Units by any holder thereof in violation of the provisions of this Agreement shall be valid.  The Restricted Share Units do not constitute shares of Stock unless and until the shares of Stock issued in settlement of the Restricted Stock Units are registered in his or her name in accordance with the terms of this Agreement and the Participant shall not, as a result of this Agreement, be a stockholder of the Company.  The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.
9. Taxes.  The Participant understands that he or she (and not the Company) shall be responsible for any tax obligations that may arise as a result of the transactions contemplated by this Agreement and that the Company shall not be responsible for any such tax obligations and shall not be required to withhold any amounts to satisfy any such tax obligations.

10. Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

11. Governing Law.  This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

12. Amendments.  Except as provided in Section 17, this Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

13. Survival of Terms.  This Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

14. Agreement Not a Contract for Services.  Neither the grant of Restricted Stock Units, this Agreement nor any other action taken pursuant to this Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide services as an officer, director, employee or consultant of the Company for any period of time or at any specific rate of compensation.

15. Severability.  If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms.  Further, if any provision is held to be over broad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

16. Plan.  The Restricted Stock Units are granted pursuant to the Plan, and the Restricted Stock Units and this Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement by reference or are expressly cited.

17. Special Section 409A Rules.  Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code and if such payment or benefit is to be paid or provided on account of the Participant’s termination of directorship (or other separation from service), the determination as to whether the Participant has had a termination of directorship (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement, effective as of the date first noted above.

PDI, INC.                                                                                     PARTICIPANT

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Name:                                                                                      Name:
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